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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-3170, Amendment No. l to Registration Statement No. 333-04947 and Amendment No. 1 to Registration Statement No. 333-25717 of FelCor Suite Hotels, Inc. on Form S-3 of our report regarding PSH Master L.P. I dated February 14, 1997 (except for Note 12 as to which the date is May 30, 1997), which expresses an unqualified opinion on those financial statements and includes an explanatory paragraph about the entity's ability to continue as a going concern, appearing in this Form 8-K of FelCor Suite Hotels, Inc. and to the reference to us under the heading "Experts" in the Prospectus Supplement, which is part of Registration Statement No. 333-25717.




DELOITTE & TOUCHE LLP
Columbus, Ohio
June 4, 1997